                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                      FIRST VIRTUAL HOLDINGS INCORPORATED,
                              EPUB HOLDINGS, INC.,
                             EMAIL PUBLISHING, INC.,
                             CERTAIN STOCKHOLDERS OF
                             EMAIL PUBLISHING, INC.
                   AND CHASE MANHATTAN BANK AND TRUST COMPANY,
                              NATIONAL ASSOCIATION

                                 August 20, 1998



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1.       Certain Definitions..........................................................................................1

2.       The Merger...................................................................................................3
          2.1      Merger; Effective Time of the Merger...............................................................3
          2.2      Closing............................................................................................3
          2.3      Effect of the Merger...............................................................................3
          2.4      Tax-Free Reorganization............................................................................4

3.       Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates;
         Additional Payments..........................................................................................4
          3.1      Exchange of Stock; Rights to Additional Payments...................................................4
          3.2      EPub Options.......................................................................................4
          3.3      Fractional Shares..................................................................................4
          3.4      Exchange of Certificates...........................................................................5
          3.5      Taking of Necessary Action; Further Action.........................................................6
          3.6      Escrow Account.....................................................................................6
          3.7      Dissenters' Rights.................................................................................6

4.       Securities Act Compliance....................................................................................7
          4.1      Securities Act Exemption...........................................................................7
          4.2      Stock Restrictions.................................................................................7

5.       Representations and Warranties of EPub.......................................................................8
          5.1      Organization, Qualification, and Corporate Power...................................................8
          5.2      Authorization......................................................................................8
          5.3      Capitalization.....................................................................................9
          5.4      Noncontravention...................................................................................9
          5.5      Fees..............................................................................................10
          5.6      Financial Statements..............................................................................10
          5.7      Subsidiaries......................................................................................10
          5.8      Title to Assets...................................................................................10
          5.9      Events Subsequent to Most Recent Fiscal Period End................................................10
          5.10     Undisclosed Liabilities...........................................................................13
          5.11     Legal Compliance..................................................................................13
          5.12     Tax Matters.......................................................................................13
          5.13     Properties........................................................................................14
          5.14     Intellectual Property.............................................................................15
          5.15     Tangible Assets...................................................................................17
          5.16     Inventory.........................................................................................17
          5.17     Contracts.........................................................................................17
          5.18     Notes and Accounts Receivable.....................................................................19
          5.19     Power of Attorney.................................................................................19

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          5.20     Insurance.........................................................................................19
          5.21     Litigation........................................................................................19
          5.22     Product Warranty..................................................................................19
          5.23     Product Liability.................................................................................20
          5.24     Employees.........................................................................................20
          5.25     Employee Benefits.................................................................................20
          5.26     Guaranties........................................................................................22
          5.27     Environment, Health, and Safety...................................................................22
          5.28     Certain Business Relationships With EPub..........................................................24
          5.29     No Adverse Developments...........................................................................24
          5.30     Full Disclosure...................................................................................24

6.       Representations and Warranties of FV and Sub................................................................24
          6.1      Organization, Qualification, and Corporate Power..................................................24
          6.2      Authorization.....................................................................................25
          6.3      Capitalization....................................................................................25
          6.4      Noncontravention..................................................................................25
          6.5      SEC Filings.......................................................................................26
          6.6      Brokers' Fees.....................................................................................26

7.       Pre-Closing Covenants.......................................................................................26
          7.1      General...........................................................................................26
          7.2      Notices and Consents..............................................................................26
          7.3      Operation of Business.............................................................................27
          7.4      Preservation of Business..........................................................................27
          7.5      Access to Information.............................................................................27
          7.6      Notice of Developments............................................................................27
          7.7      Preparation of the Proxy/Information Statement....................................................27
          7.8      Solicitation of Proxy Statements and Written Consents.............................................28
          7.9      Exclusivity.......................................................................................28

8.       Post-Closing Covenants......................................................................................28
          8.1      General...........................................................................................28
          8.2      Litigation Support................................................................................28
          8.3      Transition........................................................................................29
          8.4      Confidentiality...................................................................................29
          8.5      Company Employee Matters..........................................................................29
          8.6      FIRPTA Compliance.................................................................................30
          8.7      Stockholder Certificate...........................................................................30

9.       Conditions to Obligations to Close..........................................................................30

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          9.1      Conditions to FV's and Sub's Obligation to Close..................................................30
          9.2      Conditions to EPub's Obligation...................................................................32

10.      Survival of Representations, Warranties and Covenants; Escrow...............................................33
          10.1     Survival of Representations and Warranties........................................................33
          10.2     Escrow Arrangements...............................................................................33

11.      Termination.................................................................................................41
          11.1     Termination of the Agreement......................................................................41
          11.2     Effect of Termination.............................................................................42

12.      Miscellaneous...............................................................................................42
          12.1     Press Releases and Public Announcements...........................................................42
          12.2     No Third-Party Beneficiaries......................................................................42
          12.3     Entire Agreement..................................................................................42
          12.4     Succession and Assignment.........................................................................42
          12.5     Counterparts......................................................................................43
          12.6     Headings..........................................................................................43
          12.7     Notices...........................................................................................43
          12.8     Governing Law.....................................................................................44
          12.9     Forum Selection; Consent to Jurisdiction..........................................................44
          12.10    Amendments and Waivers............................................................................44
          12.11    Severability......................................................................................44
          12.12    Expenses..........................................................................................44
          12.13    Construction......................................................................................45
          12.14    Incorporation of Exhibits and Schedules...........................................................45
          12.15    Attorneys' Fees...................................................................................45

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EXHIBITS
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
Exhibit A      Agreement and Plan of Merger
Exhibit B      Stockholder Certificate
Exhibit C      Intentionally Omitted
Exhibit D      Intentionally Omitted
Exhibit E      Non Competition Agreement
Exhibit F      Opinion of Counsel for EPub
Exhibit G      Intentionally Omitted
Exhibit H      Opinion of Counsel for FV
Exhibit I      Form of Employment Agreement
Exhibit J      Registration Rights Agreement

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

                      AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization (the "Agreement") is entered into as of August 20, 1998, by and among First Virtual Holdings Incorporated, a Delaware corporation ("FV"), EPub Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of FV ("Sub"), Email Publishing, Inc., a Delaware corporation ("EPub"), the stockholders of EPub listed on the signature pages hereto (collectively, the "Majority Stockholders") and, as to Section 10.2 hereof only, Chase Manhattan Bank and Trust Company, National Association as Escrow Agent. FV, EPub, Sub and the Majority Stockholders are sometimes referred to herein individually as a "Party" and collectively as the "Parties."


                                    RECITALS

     A. Pursuant to the Agreement and Plan of Merger in the form attached hereto as Exhibit A (the "Merger Agreement") providing for the merger of Sub with and into EPub pursuant to the Delaware General Corporation Law (the "Merger"), the shares of capital stock of EPub, issued and outstanding immediately prior to the effective time of the Merger will be converted into shares of Common Stock of FV.

     B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the Merger.

     C. The respective Boards of Directors of FV, Sub and EPub have approved and adopted this Agreement, and the Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto do hereby agree as follows:


                                    AGREEMENT

     1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

          "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

          "Business Condition" means the current business, financial condition, results of operations and assets of such corporate entity.

          "Employee Benefit Plan" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; and (d) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

          "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

          "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

          "EPub Stockholders" shall mean the stockholders of record of EPub immediately prior to the Effective Time of the Merger (other than the holders of Dissenting Shares).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Gross Negligence" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the consequences of such act or failure.

          "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, drawings, specifications, customer and supplier lists, pricing and cost information, financial information, and business and marketing plans and proposals), and (e) all computer software (including data and related documentation).

          "Material Adverse Effect" shall mean a material adverse effect on the Business Condition of the corporate entity and its subsidiaries, taken as a whole, other than as a result of (i) general economic or industry conditions, or
(ii) performance by such corporate entity of its obligations under this Agreement.

          "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "SEC" shall mean the United States Securities and Exchange Commission.

     2.   The Merger.

          2.1 Merger; Effective Time of the Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL"), Sub will be merged with and into EPub (the "Merger"), the separate existence of Sub shall cease and EPub shall continue as the surviving corporation and as a wholly-owned subsidiary of FV. In accordance with the provisions of this Agreement, the Merger Agreement shall be filed with the Delaware Secretary of State in accordance with the DGCL on the Closing Date (as defined in Section 2.2) and each issued and outstanding share of capital stock of EPub ("EPub Capital Stock"), shall be converted into shares of Common Stock, $.001 par value, of FV ("FV Common Stock") in the manner contemplated by
Section 3. The Merger shall become effective at the time of the filing of the Merger Agreement with the Delaware Secretary of State (the date of such filing being hereinafter referred to as the "Effective Date of the Merger" and the time of such filing being hereinafter referred to as the "Effective Time of the Merger").

          2.2 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Section 9 (the "Closing Date"), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050.

          2.3 Effect of the Merger. At the Effective Time of the Merger, (i) the separate existence of Sub shall cease and Sub shall be merged with and into EPub (Sub and EPub are sometimes referred to herein as the "Constituent Corporations" and EPub after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation, (iii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of Sub shall be the directors of the Surviving Corporation, (v) the officers of Sub shall be the initial officers of the Surviving Corporation, (vi) all shares of capital stock of Sub shall be canceled, and (vii) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

          2.4 Tax-Free Reorganization. Each of FV and Epub acknowledges and agrees that (i) it intends the Merger to qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) it will report the Merger as such a reorganization in any and all federal, state and local income tax returns filed by it and (iii) it will use reasonable efforts to cause the Merger to qualify as, and will not take any action that would prevent the Merger from qualifying as, such a reorganization both before and after the effective time of the Merger.

     3. Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Additional Payments.

          3.1 Exchange of Stock; Rights to Additional Payments. As of the Effective Time of the Merger, each share of EPub Capital Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (other than shares, if any, held by persons exercising dissenters' rights in accordance with the DGCL as provided for in Section 3.7 below) shall, by virtue of the Merger and without any action on the part of EPub Stockholders, be converted into a number of shares (the "Exchange Ratio") of FV Common Stock equal to 6,000,000 shares (the "Merger Consideration") divided by the aggregate number of shares of Common Stock of EPub outstanding as of the Effective Time of the Merger or issuable upon exercise of all outstanding Stock Rights (as defined in Section 5.3(b) hereof) outstanding as of the Effective Time of the Merger.

          3.2 EPub Options. At the Effective Time of the Merger, each of the then outstanding options and warrants to purchase EPub Capital Stock whether vested or unvested (collectively, the "EPub Options") (including all outstanding options granted under EPub's 1996 Stock Option Plan (the "EPub Plan"), and any individual non-plan options) will by virtue of the Merger, and without any further action on the part of any holder thereof, be converted into an option to purchase that number of shares of FV Common Stock determined by multiplying the number of shares of EPub Capital Stock subject to such EPub Option at the Effective Time by the Exchange Ratio, at an exercise price per share of FV Common Stock equal to the exercise price per share of such EPub Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest cent. If the foregoing calculation results in an assumed EPub Option being exercisable for a fraction of a share of FV Common Stock, then the number of EPub shares of FV Common Stock subject to such option will be rounded down to the nearest whole number of shares with no cash being payable for such fractional share. The term, exercisability, vesting schedule, vesting commencement date, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the EPub Options will otherwise be unchanged. Continuous employment with EPub will be credited to an optionee of EPub for purposes of determining the number of shares of EPub Common Stock subject to exercise under a converted EPub Option after the Effective Time.

          3.3 Fractional Shares. No fractional shares of FV Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of EPub Capital Stock who would otherwise be entitled to receive a fraction of a share of FV Common Stock shall receive from FV an amount of cash (rounded to the nearest whole cent) equal to the product of the fraction of a share of FV Common Stock to which such holder would otherwise be entitled, multiplied by $1.675. For the purpose of determining fractional shares, all shares of FV Common Stock to be issued to any EPub stockholder shall be aggregated.

          3.4  Exchange of Certificates.

               (a) Exchange Agent. Prior to the Closing Date, FV shall appoint itself or American Stock Transfer & Trust Company to act as the exchange agent (the "Exchange Agent") in the Merger.

               (b) FV to Provide FV Common Stock. Promptly after the Effective Date of the Merger, FV shall make available for exchange in accordance with this
Section 3, through such reasonable procedures as FV may adopt, the shares of FV Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of EPub Capital Stock, other than the shares to be held in escrow pursuant to
Section 3.6 hereof.

               (c) Exchange Procedures. Within ten (10) days after the Effective Date of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date of the Merger represented outstanding shares of EPub Capital Stock (the "Certificates") whose shares are being converted into the Merger Consideration pursuant to
Section 3.1 hereof (less any shares held in escrow pursuant to Section 3.6 hereof), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as FV may reasonably specify, including appropriate investment representations to be made by each such stockholder) (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (less any shares held in escrow pursuant to Section 3.6 hereof). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FV, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of FV Common Stock (less any shares held in escrow pursuant to Section 3.6 hereof) to which the holder of EPub Common Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding EPub Common Stock. From and after the Effective Date of the Merger, until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of FV Common Stock into which the shares of EPub Common Stock represented by such Certificate have been converted. Notwithstanding the foregoing procedures, FV shall use its reasonable efforts to provide the form of Letter of Transmittal to EPub as soon as practical after the date hereof, and EPub shall provide such Letter of Transmittal to each EPub Stockholder. The parties agree that in the event FV makes such Letter of Transmittal available to EPub, any Exchange Agent shall not be obligated to mail such Letter of Transmittal to the EPub Stockholders. FV agrees that to the extent a EPub Stockholder provides a fully executed and completed Letter of Transmittal together with the related Certificates held by such stockholder to FV at least three (3) business days prior to the Closing, then FV will provide to such EPub Stockholder at the Closing a certificate representing the shares of FV Common Stock to which such stockholder is entitled pursuant to the terms hereof.

               (d) No Further Ownership Rights in Capital Stock of EPub. The Merger Consideration delivered upon the surrender for exchange of shares of EPub Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such EPub Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of EPub Capital Stock which were outstanding immediately prior to the Effective Date of the Merger. If, after the Effective Date of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this
Section 3.4, provided that the presenting holder is listed on EPub's stockholder list as a holder of EPub Capital Stock.

          3.5 Taking of Necessary Action; Further Action. FV, Sub, EPub and the Majority Stockholders shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of EPub, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

          3.6 Escrow Account. The parties agree that twenty percent (20%) of the shares of FV Common Stock to be issued to the EPub Stockholders other than Catalyst Infotech Development Fund, L.P., Grandhaven L.L.C., Hexagon Investments L.L.C., Labyrinth Enterprises L.L.C. and Legacy Enterprises L.L.C. (all of such entities are collectively referred to hereinafter as "Catalyst")) will, without any act of any EPub Stockholder, be deposited with the Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Amount") to be governed by the terms of Section 10.2. The portion of the Escrow Amount contributed on behalf of each such EPub Stockholder shall be in proportion to the aggregate Merger Consideration which such EPub Stockholder would otherwise be entitled to receive.

          3.7 Dissenters' Rights. If holders of EPub Capital Stock are entitled to dissenters' rights at the Effective Time of the Merger under Section 262 of the DGCL, the shares as to which dissenters' rights are available ("Dissenting Shares") shall not be converted into the Merger Consideration on or after the Effective Time of the Merger, but shall instead be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares (a "Dissenting Stockholder") who, pursuant to the provisions of Section 262 of the DGCL, becomes entitled to payment of the value of shares of EPub Capital Stock held by such Dissenting Stockholder shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of the legal obligation, after the Effective Time of the Merger, to deliver the Merger Consideration to any Dissenting Stockholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Stockholder, the Surviving Corporation shall issue and deliver, upon surrender by such Dissenting Stockholder of his certificate or certificates representing shares of EPub Common Stock, the Merger Consideration to which such Dissenting Stockholder is then entitled under Section 3.1. To the extent that FV or EPub makes any payment or payments in respect of any Dissenting Shares, FV shall be entitled to recover under the terms of Section 10 hereof (by surrender of shares of FV Common Stock) (i) the aggregate amount by which such payment or payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such shares plus (ii) the aggregate fees and expenses (including reasonable attorneys' fees and expenses) incurred by FV or the Surviving Corporation in connection with calculating, settling or litigating the amount of, or making, any such payment.

     4.   Securities Act Compliance.

          4.1 Securities Act Exemption. The issuance of the FV Common Stock in the Merger shall not be registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon Section 4(2) and/or Rule 506 under Regulation D of the Securities Act.

          4.2 Stock Restrictions. The certificates representing the shares of FV Common Stock issued pursuant to this Agreement shall bear restrictive legends (and stop transfer orders shall be placed against the transfer thereof with FV's transfer agent), stating substantially as follows:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) IN COMPLIANCE WITH RULE 144 OR (III) PURSUANT TO AN OPINION OF COUNSEL FOR FIRST VIRTUAL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER, AS SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES."

     5. Representations and Warranties of EPub. EPub and the Majority Stockholders (other than Catalyst) hereby severally but not jointly represent and warrant to FV that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the disclosure letter delivered by EPub to FV on the date hereof (and initialed by FV) (referred to herein as the "EPub Disclosure Letter"). The EPub Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

          5.1 Organization, Qualification, and Corporate Power. EPub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. EPub is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. There is no state, other than Colorado, in which EPub owns any property or in which it has any employees, offices or operations. EPub has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 5 of the EPub Disclosure Letter lists the directors and officers of EPub. The operations now being conducted by EPub have not been conducted under any other name during the past five (5) years.

          5.2 Authorization. EPub and each of the Majority Stockholders has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "Ancillary Agreements") to which it is a party, and, subject in the case of EPub to receipt of the requisite approval of its stockholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of EPub or any Majority Stockholder or, to the knowledge of EPub and each Majority Stockholder, any other EPub Stockholders are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby have been approved by the unanimous vote of EPub's Board of Directors. This Agreement and the Ancillary Agreements to which they are parties constitute the valid and legally binding obligations of EPub and each of the Majority Stockholders and, to the knowledge of EPub and each Majority Stockholder, each other EPub Stockholder, enforceable against EPub and such stockholders in accordance with their respective terms and conditions. Neither EPub nor any Majority Stockholder, or, to the knowledge of EPub and each Majority Stockholder, any other EPub Stockholder need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          5.3  Capitalization.

               (a) Capital Stock. As of the date of this Agreement, the entire authorized capital stock of EPub consists of 3,000,000 shares of Common Stock, 1,906,503 of which are issued and outstanding, 400,000 shares of Series A Preferred Stock, all of which are issued and outstanding and 350,000 shares of Series A-1 Preferred Stock, 232,558 of which are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective stockholders as set forth in Section 5.3(a) of the EPub Disclosure Letter. All of the outstanding shares of capital stock have been offered, issued and sold by EPub in compliance with applicable Federal and state securities laws. As of the Closing Date, the entire authorized capital stock of EPub shall consist of 3,000,000 shares of Common Stock, 1,906,503 of which shall be issued and outstanding (plus any shares issued upon exercise of common stock options or warrants outstanding as of the date hereof), 400,000 shares of Series A Preferred Stock, all of which shall be issued and outstanding, and 350,000 shares of Series A-1 Preferred Stock, 232,558 of which are issued and outstanding. As of the Closing Date, all of the then issued and outstanding shares of capital stock shall have been duly authorized, shall be validly issued, fully paid, and non-assessable, and shall be held of record by the respective stockholders as set forth in Section 5.3(a) of the EPub Disclosure Letter. As of the Closing Date, all of the then outstanding shares of capital stock shall have been offered, issued and sold by EPub in compliance with applicable Federal and state securities laws.

               (b) No Other Rights or Agreements. As of the date of this Agreement, Section 5.3(b) of the EPub Disclosure Letter lists all of the holders of options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require EPub to issue, sell or otherwise cause to become outstanding any of its capital stock (the "Stock Rights"), and the number and class of shares of EPub Capital Stock subject to such Stock Rights. Except as set forth in Section 5.3(b) of the EPub Disclosure Letter, there are no other outstanding or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to EPub. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of EPub. No additional EPub Stock Rights will be granted prior to the Closing Date, other than grants of stock options to employees of EPub provided that FV is provided with written notice of such grants at least five business days prior to the Closing Date. As of the Closing Date, there will be (i) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to EPub and (ii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of EPub.

          5.4 Noncontravention. Neither the execution and the delivery of this Agreement by EPub nor the consummation by EPub of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which EPub is subject or any provision of its Certificate of Incorporation or bylaws, or (B)(i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, franchise permit or other arrangement to which EPub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

          5.5 Fees. EPub has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney with respect to the transactions contemplated by this Agreement.

          5.6 Financial Statements. Section 5.6 of the EPub Disclosure Letter contains the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income and cash flows as of and for the fiscal year ended June 30, 1997 for EPub; and (ii) an unaudited balance sheet and statement of income (the "Most Recent Financial Statements") as of and for the fiscal year ended June 30, 1998 (the "Most Recent Fiscal Period End") for EPub. The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of EPub as of such dates and the results of operations of EPub for such periods; provided, however, that the Most Recent Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments. The books of account of EPub reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of EPub required to be reflected therein.

          5.7 Subsidiaries. EPub has no, and has not had any, subsidiaries and has not been a subsidiary of another company.

          5.8 Title to Assets. Except as set forth in Section 5.8 of the EPub Disclosure Letter, EPub has good and marketable title to, or a valid leasehold interest in, the properties and assets (including, without limitation, all Intellectual Property) used by it, located on its premises, or shown on the balance sheet contained within the Most Recent Financial Statements (the "Most

Recent Balance Sheet") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. No Person other than EPub will own at the time of the Closing any assets or properties currently utilized in or necessary to the operations or business of EPub or situated on any of the premises of EPub. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of EPub (or any interest therein) except for this Agreement.

          5.9 Events Subsequent to Most Recent Fiscal Period End. Since the Most Recent Fiscal Period End, there has not been any material adverse change in the Business Condition of EPub. Without limiting the generality of the foregoing, since that date:

               (a) EPub has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

               (b) except for those agreements, contracts, leases and commitments identified in Section 5.17 of the EPub Disclosure Letter, EPub has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "EPub Agreement") or extended or modified the terms of any EPub Agreement which (i) involves the payment of greater than $25,000 per annum or which extends for more than one (1) year,
(ii) involves any payment or obligation to any Affiliate of EPub other than in the Ordinary Course of Business, (iii) involves the sale of any material assets,
(iv) involves any OEM relationship, or (v) involves any license of EPub's technology;

               (c) no party (including EPub) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which EPub is a party or by which it is bound and EPub has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

               (d) none of the assets of EPub, tangible or intangible, has become subject to any Security Interest;

               (e) EPub has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $25,000 in the aggregate of all such capital expenditures;

               (f) EPub has not made any capital investment in, or any loan to, any other Person;

               (g) EPub has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

               (h) EPub has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (i) there has been no change made or authorized in the Certificate of Incorporation or bylaws of EPub;

               (j) EPub has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (k) EPub has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

               (l) EPub has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

               (m) EPub has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to EPub than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

               (n) EPub has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (o) EPub has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

               (p) EPub has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

               (q) EPub has not made any other change in employment terms for any of its directors or officers, and EPub has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

               (r) EPub has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or dealers;

               (s) EPub has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

               (t) EPub has not received notice or had knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

               (u) EPub has not changed any of the accounting principles followed by it or the method of applying such principles;

               (v) EPub has not made a change in any of its banking or safe deposit arrangements;

               (w) EPub has not entered into any transaction other than in the Ordinary Course of Business; and

               (x)  EPub is not obligated to do any of the foregoing.

          5.10 Undisclosed Liabilities. Subject to the limitation set forth in the next sentence, EPub has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of EPub, except for (i) liabilities set forth on the Most Recent Balance Sheet and (ii) liabilities which have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business. It is understood and agreed that the representation and warranty set forth in the preceding sentence shall not have the effect of expanding the scope of the representations and warranties of EPub and the Majority Stockholders in this Section 5 as to matters specifically addressed by other representations and warranties in this
Section 5 and which are limited to information of which EPub or the Majority Stockholders have knowledge, such that the representations and warranties of EPub and the Majority Stockholders as to such matters would extend to information of which EPub or the Majority Stockholders have no knowledge.

          5.11 Legal Compliance. EPub has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against, or received by, any governmental body alleging any failure to so comply. EPub has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of EPub as they are presently conducted.

          5.12 Tax Matters

               (a) For purposes of this Agreement, "Taxes" means all federal, state, municipal, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on the income, payroll, properties or operations of EPub, together with any interest, additions or penalties, deficiencies or assessments with respect thereto and any interest in respect of such additions or penalties.

               (b) EPub has filed all reports and returns with respect to any Taxes ("Tax Returns") that it was required to file. All such Tax Returns were correct and complete in all respects, and no such Tax Returns are currently the subject of audit. All Taxes owed by EPub (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements. EPub has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. EPub is not currently the beneficiary of any extension of time within which to file any Tax Return, and EPub has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

               (c) There is no dispute or claim concerning any Tax liability of EPub either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. There are no tax liens of any kind upon any property or assets of EPub, except for inchoate liens for taxes not yet due and payable.

               (d) EPub has not filed a consent under Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. EPub has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. EPub has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). EPub is not a party to any tax allocation or sharing agreement. EPub (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an

"Affiliated Group") filing a consolidated federal Income Tax Return (other than a group the common parent of which was EPub) and (B) has no any liability for the taxes of any Person (other than any of EPub) under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (e) The unpaid Taxes of EPub (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of EPub in filing its Tax Returns.

          5.13 Properties

               (a) EPub does not currently own and has never previously owned any real property.

               (b) Section 5.13 of the EPub Disclosure Letter lists and describes briefly all real property leased or subleased to EPub. EPub has delivered to FV correct and complete copies of the leases and subleases listed in Section 5.13 of the EPub Disclosure Letter (as amended to date). With respect to each lease and sublease listed in Section 5.13 of the EPub Disclosure Letter:

                    (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all respects against EPub and, to EPub's and the Majority Stockholders' knowledge, the other parties thereto;

                    (ii) neither EPub nor, to EPub's or the Majority Stockholders' knowledge, any other party thereto is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (iii) neither EPub nor, to EPub's or the Majority Stockholders' knowledge, any other party thereto has repudiated any provision thereof;

                    (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease: and

                    (v) EPub has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

          5.14 Intellectual Property

               (a) To the knowledge of EPub and the Majority Stockholders, EPub has not interfered with, infringed upon, misappropriated or violated any patent rights of third parties. EPub has not interfered with, infringed upon, misappropriated or violated any non-patent Intellectual Property rights of third parties, and has not received since its inception any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation of any non-patent Intellectual Property rights of third parties (including any claim that any of EPub must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of EPub. EPub owns or has the right to all Intellectual Property necessary to the conduct of its business as it is currently conducted or is reasonably contemplated to be conducted, including, without limitation, the design, development, manufacture, use and sale of all products and technology currently offered or sold by EPub or under development by EPub and the performance of all services provided or contemplated to be provided by EPub.

               (b) Section 5.14(b) of the EPub Disclosure Letter identifies each patent or registration which has been issued to EPub or any Affiliate of EPub and identifies each pending patent application or application for registration which EPub or any Affiliate of EPub has made. EPub has delivered to FV correct and complete copies of all such patents, registrations and applications. Section 5.14(b) of the EPub Disclosure Letter also identifies
(i) each trade name or unregistered trademark of EPub or any Affiliate of EPub and (ii) each unregistered copyright owned by EPub or any Affiliate of EPub. With respect to each item of Intellectual Property required to be identified in
Section 5.14(b) of the EPub Disclosure Letter:

                    (i) EPub possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                    (ii) the item is legal and valid and in full force and effect and is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                    (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened in writing which challenges the legality, validity, enforceability, use or ownership of the item; and

                    (iv) other than pursuant to the contracts listed in Section 5.14(b) of the EPub Disclosure Letter, EPub has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

               (c) Section 5.14(c) of the EPub Disclosure Letter identifies each item of Intellectual Property material to the operation of EPub's business that any third party owns and that

EPub uses pursuant to license, sublicense, agreement, or permission. EPub has delivered to FV correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 5.14(c) of the EPub Disclosure Letter:

                    (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all respects against EPub and, to EPub's and the Majority Stockholders' knowledge, the other parties thereto;

                    (ii) neither EPub nor, to EPub's or the Majority Stockholders' knowledge, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                    (iii) neither EPub nor, to EPub's or the Majority Stockholders' knowledge, any other party thereto, has repudiated any provision thereof; and

                    (iv) EPub has not granted any sublicense or similar right \with respect to the license, sublicense, agreement, or permission covering the item.

               (d) EPub has taken all reasonable steps that are required to protect EPub's rights in confidential information and trade secrets of EPub or provided by any third party to EPub. Without limiting the foregoing, EPub has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information and confidentiality and assignment agreements substantially in EPub's standard forms, and all current and former employees, consultants and contractors of EPub have executed such an agreement.

          5.15 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that EPub owns and leases have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

          5.16 Inventory. All of the inventory of EPub, which consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, is usable, merchantable and fit for the purpose for which it was procured or manufactured, and none of such inventory is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of EPub.

          5.17 Contracts. Section 5.17 of the EPub Disclosure Letter lists the following contracts, agreements, commitments and other arrangements to which EPub is a party or by which EPub or any of its assets is bound:

               (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person that involves aggregate annual payments of more than $10,000;

               (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

               (c) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $25,000;

               (d)  any agreement concerning a partnership or joint venture;

               (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $25,000 or under which a Security Interest has been imposed on any of its assets, tangible or intangible;

               (f) any agreement concerning noncompetition or restraint of trade;

               (g) any agreement with any EPub stockholder or any of such stockholder's Affiliates (other than EPub) or with any Affiliate of EPub;

               (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

               (i)  any collective bargaining agreement;

               (j) any agreement for the employment (other than employment agreements that are terminable at will by EPub) of any individual on a full-time, part-time, consulting, or other basis;

               (k) any executory agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

               (l) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

               (m) any executory agreement with any original equipment manufacturer entered into or performed by EPub;

               (n) any executory agreement pursuant to which EPub is obligated to provide maintenance, support or training for its products;

               (o) any agreement pursuant to which any of EPub's products are manufactured which involves aggregate annual payments of more than $25,000; and

               (p) any license, agreement or other permission which EPub or any Affiliate of EPub has granted to any third party with respect to any of the Intellectual Property used in EPub's business.

               (q) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 or which is expected to continue for more than one (1) year from the date hereof.

EPub has delivered to FV a correct and complete copy of each written agreement listed in Section 5.17 of the EPub Disclosure Letter (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.17 of the EPub Disclosure Letter. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither EPub nor, to EPub's or the Majority Stockholders' knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no party has repudiated any provision of the agreement; and
(D) EPub does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a loss to any of EPub.

          5.18 Notes and Accounts Receivable. All notes and accounts receivable of EPub, all of which are reflected properly on the books and records of EPub, are valid receivables subject to no setoffs, defenses or counterclaims, are current and, to EPub's and the Majority Stockholders' knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of EPub.

          5.19 Power of Attorney. There are no outstanding powers of attorney executed on behalf of EPub.

          5.20 Insurance. EPub has delivered to FV copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which EPub is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received); (B) neither EPub nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof; and (D) there has been no failure to give any notice or present any claim under the policy in due and timely fashion. Section 5.20 of the EPub Disclosure Letter describes any self-insurance arrangements presently maintained by EPub.

          5.21 Litigation. Section 5.21 of the EPub Disclosure Letter sets forth each instance in which EPub (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been since its inception a party, or, to the knowledge of EPub and the Majority Stockholders, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the knowledge of EPub and the Majority Stockholders', there are no facts or circumstances which would form the basis of any claim against EPub.

          5.22 Product Warranty. Substantially all of the products licensed, manufactured, sold, leased, and delivered and all services provided by EPub have conformed in all material respects with all applicable contractual commitments and all express warranties, and EPub has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $25,000.

          5.23 Product Liability. Section 5.23 of the EPub Disclosure Letter contains a description of all product liability claims and similar claims, actions, litigation and other proceedings relating to EPub products that are presently pending or which, to the knowledge of EPub and the Majority Stockholders', are threatened, or which have been asserted or commenced against EPub within the last five (5) years, in which a party thereto either requests injunctive relief (whether temporary or permanent) or alleges damages (whether or not covered by insurance).

          5.24 Employees. No executive, key employee, or significant group of employees has advised any executive officer of EPub that he, she or they plan to terminate employment with EPub during the next 12 months. EPub is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To EPub's and the Majority Stockholders' knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of EPub.

          5.25 Employee Benefits

               (a) Section 5.25(a) of the EPub Disclosure Letter lists each Employee Benefit Plan that EPub maintains or to which EPub contributes or is obligated to contribute.

                    (i) Each such Employee Benefit Plan (and each related trust, or fund established by EPub) complies in form and in operation in all respects with their terms, the applicable requirements of ERISA, the Code, and other applicable laws.

                    (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Code Sec. 4980B have been met in all respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. No event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject EPub to any tax under Code Sections 4972, 4976 or 4979 or to a fine under ERISA Sections 502(i) or 502(l).

                    (iii) All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due shall been paid to each such Employee Benefit Plan or shall be accrued in accordance with the custom and practice of EPub.

                    (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and which is intended to qualify under Code Sec. 401(a), has received a favorable determination letter from the Internal Revenue Service with respect to the qualification of the plan under Code Section 401(a) and the exemption of any corresponding trust under Code Section 501, unless the Internal Revenue Service is deemed to have approved the form of such Plan under applicable IRS Revenue Procedures. A copy of such determination letters have been provided to FV and nothing has occurred since the date of each such determination letter that would cause such Employee Pension Benefit Plan to lose its ability to rely on such letter. Each Employee Pension Benefit Plan has been restated to comply with the 1986 Tax Reform Act and subsequent applicable tax legislation to the extent required by governing tax law. A copy of any determination letters applicable to such restatement which have been received by EPub has been provided to FV.

                    (v) Neither EPub nor any other Person or entity under common control with EPub within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder has now or at any previous time, maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or
Section 412 of the Code. No Employee Welfare Benefit Plan or other Employee Benefit Plan providing welfare benefits is funded with a trust or other funding vehicle, other than insurance policies or contracts with a health maintenance organization or similar health care delivery entity.

                    (vi) EPub has delivered to FV correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if any, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each maintained Employee Benefit Plan. The terms of any such documentation or other communication do not prohibit FV from amending or terminating any such Employee Benefit Plan.

               (b) With respect to each Employee Benefit Plan that EPub, and/or any controlled group of corporations within the meaning of Code Sec. 1563 (a "Controlled Group of Corporations") which includes EPub, maintains or ever has maintained or to which any of them contributes, ever contributed, or ever has been required to contribute:

                    (i) There have been no prohibited transactions within the meaning of ERISA Sec 406 and Code Sec. 4975 with respect to any such Employee Benefit Plan. No fiduciary within the meaning of ERISA Sec. 3(21) (a "Fiduciary"), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

               (c) Except as disclosed in Schedule 5.25(c) of the EPub Disclosure Letter, EPub does not maintain or contribute to, has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan or any other Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B or Part 6 of Subtitle B of Title I of ERISA).

               (d) There is no liability in connection with any Employee Benefit Plan that is not fully disclosed or provided for on the Most Recent Balance Sheet for which disclosure would be required under generally accepted accounting principles.

               (e) No Employee Benefit Plan or EPub has any liability to any plan participant, beneficiary or other person by reason of the payment of benefits or the failure to pay benefits with respect to benefits under or in connection with any such Employee Benefit Plan, other than claims in the normal administration of such plans.

          5.26 Guaranties. EPub is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

          5.27 Environment, Health and Safety.

               (a) For purposes of this Agreement, the following terms have the following meanings:

               "Environmental, Health, and Safety Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "Environmental, Health and Safety Laws" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

               "Extremely Hazardous Substance" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

               "Hazardous Material" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any

Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

               (b) Each of EPub and its predecessors and Affiliates (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

               (c) EPub has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of EPub and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

               (d) No Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of EPub and its predecessors and Affiliates.

               (e) No Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of EPub and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

          5.28 Certain Business Relationships with EPub. Other than SOFTVEN and Bradley Feld, neither the stockholders of EPub nor any director or officer of EPub, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with EPub, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by EPub.

          5.29 No Adverse Developments. There is no development (exclusive of general economic factors affecting business in general or the Internet, messaging or electronic publishing sectors) or, to EPub's or the Majority Stockholders' knowledge, threatened development affecting EPub (or affecting customers, suppliers, employees, and other Persons which have relationships with
EPub) that (i) is having or is reasonably likely to have a Material Adverse Effect on EPub, or (ii) would prevent FV from conducting the business of the Surviving Corporation following the Closing in the manner in which it was conducted by EPub prior to the Closing.

          5.30 Full Disclosure. No representation or warranty in this Section 5 or in any document delivered by any EPub Stockholder or EPub pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to FV pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state any fact necessary to make any statement herein or therein not materially misleading. There is no fact, development or threatened development (excluding general economic factors affecting business in general or the Internet, messaging or electronic publishing sectors and developments resulting from EPub's performance of its obligations under this Agreement) which EPub has not disclosed to FV in writing and which is having or may have a Material Adverse Effect on EPub. EPub has delivered to FV true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the EPub Disclosure Letter.

     6. Representations and Warranties of FV and Sub. FV and Sub represent and warrant to EPub that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6), except as set forth in the Disclosure Letter delivered by FV to EPub on the date hereof (and initialed by FV and EPub) (referred to herein as the "FV Disclosure Letter"). The FV Disclosure Letter will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 6.

          6.1 Organization, Qualification, and Corporate Power. FV and Sub are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. FV and Sub are duly authorized to conduct business and are in good standing under the laws of each other jurisdiction where such qualification is required. FV and Sub have full corporate power and authority, and have all necessary licenses and permits, to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

          6.2 Authorization. FV and Sub have full power and authority to execute and deliver this Agreement and the Ancillary Agreement to which they are parties, and to consummate the transactions contemplated hereunder and to perform their obligations hereunder, and no other proceedings on the part of FV or Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which they are parties. This

Agreement and the Ancillary Agreement to which they are parties and the transactions contemplated hereby and thereby have been approved by FV's Board of Directors. This Agreement and the Ancillary Agreement to which they are parties constitute the valid and legally binding obligations of FV and/or Sub, enforceable against FV and/or Sub in accordance with their respective terms and conditions. Neither FV nor Sub need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          6.3  Capitalization

               (a) As of June 30, 1998, the authorized capital stock of FV consisted of (i) 5,000,000 shares of Preferred Stock, $0.001 par value, none of which are issued or outstanding and (ii) 40,000,000 shares of Common Stock, $0.001 par value of which 31,240,461 shares were issued and outstanding. All of the outstanding shares of FV's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this
Section 6.3 or as described in the FV SEC Reports (as defined herein) or in the FV Disclosure Letter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of FV or obligating FV to issue or sell any shares of capital stock of, or other equity interests in, FV.

               (b)  The shares of FV Common Stock to be issued pursuant to
Section 3.1 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof will be validly issued, fully paid and nonassessable.

          6.4 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which FV or Sub is subject or any provision of their respective charters or bylaws, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of,
(v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which FV is a party or by which its is bound or to which any of its assets is subject.

          6.5 SEC Filings. FV has filed all forms, reports and documents required to be filed with the SEC since December 31, 1996, and has heretofore made available to EPub, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (ii) its Quarterly Reports on Form 10-Q for the period ended March 31, 1998, (iii) the proxy statement relating to FV's annual meeting of stockholders held on June 23, 1998, and (iv) all other reports filed by FV with the SEC since December 31, 1997 (collectively, the "FV SEC Reports"). The FV SEC Reports (i) were prepared in accordance with the requirements of the Exchange Act, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          6.6 Brokers' Fees. FV does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          6.7 Absence of Certain Changes. Since June 30, 1998 (the "FV Balance Sheet Date"), FV has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect to FV; (ii) any acquisition, sale or transfer of any material asset of FV other than in the ordinary course of business; (iii) any change in accounting methods or practices by FV; or (iv) any material contract entered into by FV, other than as provided to EPub, or any termination of any material contract to which FV is a party.

     7. Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Effective Time of the Merger:

          7.1 General. Each of the Parties will use their reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

          7.2 Notices and Consents. EPub will give any notices to third parties and will use its reasonable best efforts to obtain any third party consents that are required in connection with the matters identified in
Section 5.4 of the EPub Disclosure Letter or otherwise required in connection with the Merger so as to preserve all material rights of or benefits to the Company. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Section 5.4 of the EPub Disclosure Letter or as otherwise required in connection with the Merger.

          7.3 Operation of Business. EPub will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, EPub will not
(i) cause or permit any amendment to its Certificate of Incorporation or Bylaws,
(ii) issue any capital stock or issue or grant any options, warrants or rights to acquire any capital stock (other than in connection with the exercise of stock options outstanding on the date of this Agreement) or (iii) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (iv) pay any bonuses or increase the amount of compensation otherwise payable to any employee, consultant or director or (v) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.9 above. In addition, EPub will comply with all laws, statutes, ordinances, rules, regulations and orders applicable to it or to the conduct of its business, except for violations that would not subject EPub to a penalty or loss that would constitute a Material Adverse Effect on EPub.

          7.4 Preservation of Business. EPub will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          7.5 Access to Information. EPub will permit FV and its representatives to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of EPub, to the business and operations of EPub. Neither such access, inspection and furnishing of information to FV and its representatives, nor any investigation by FV and its representatives, shall in any way diminish or otherwise affect FV's right to rely on any representation or warranty made by EPub or the Majority Stockholders hereunder.

          7.6 Notice of Developments. EPub will give prompt written notice to FV of any material adverse development causing a breach of any of its own representations and warranties in Section 5 above. No disclosure by EPub pursuant to this Section 7.6, however, shall be deemed to amend or supplement the EPub Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          7.7 Preparation of the Proxy/Information Statement. As promptly as practicable after the date hereof, FV shall prepare and file with the SEC a joint proxy statement/information statement (the "Proxy Statement") for purposes of soliciting the approval of the respective stockholders of FV and EPub of the Merger and this Agreement. FV acknowledges that EPub and its counsel may participate in the preparation of the Proxy Statement, provided that the final determination of any issues related thereto shall be made by FV, in consultation with its counsel. Each of FV and EPub will notify the other promptly upon the receipt from the SEC or its staff or any other government officials of any inquiries regarding, or requests for amendments or supplements to, or supplemental information with respect to, the Proxy Statement, and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Merger. EPub shall furnish all information concerning the EPub and the holders of EPub Capital Stock as may be reasonably requested in connection with any of the foregoing.

          7.8 Solicitation of Proxy Statement and Written Consents. EPub will solicit the vote or written consent to the Merger from each of the stockholders and, if necessary, option holders of EPub as soon as practicable following the execution of this Agreement, and shall use reasonable efforts to obtain such consent. FV shall call a special meeting of its stockholders (the "FV Stockholders Meeting") for purposes of voting upon the Merger and this Agreement, and will exert reasonable efforts to obtain stockholder proxies. Such special meeting of stockholders shall be held as promptly as practicable after the SEC has approved or declined to review the Proxy Statement. The Board of Directors of EPub will recommend unanimously in the Proxy Statement the approval of the Merger by the EPub Stockholders. The Board of Directors of FV will recommend in the Proxy Statement the approval of the Merger by the FV Stockholders and, in any event, the Merger will be submitted to the stockholders of FV unless EPub otherwise agrees in writing.

          7.9 Exclusivity. None of the Majority Stockholders nor EPub will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets, of EPub or its subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Majority Stockholders will transfer or offer to transfer any of their EPub Capital Stock. The Majority Stockholders will vote their EPub Capital Stock in favor of approval and adoption of this Agreement and approval of the Merger and none of the Majority Stockholders will vote their EPub Capital Stock in favor of any alternative acquisition structured as a merger, consolidation, share exchange or asset acquisition.

     8. Post-Closing Covenants. With respect to the period following the Effective Time of the Merger:

          8.1 General. In case at any time after the Effective Time of the Merger any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).

          8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time of the Merger involving EPub or (B) arising out of FV's operation of the business of the Surviving Corporation following the Effective Time of the Merger in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the party, its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10 below).

          8.3 Transition. None of the Majority Stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of EPub from maintaining the same business relationships with the Surviving Corporation after the Effective Time of the Merger as it maintained with EPub prior to the Effective Time of the Merger.

          8.4 Confidentiality. Each of the Parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential, except to the extent that such information is or becomes publicly known or available or is independently acquired or developed. In this regard, EPub and its employees (including the Majority Stockholders) and agents acknowledge that FV's Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, EPub its employees and agents, and the Majority Stockholders acknowledge and agree not to engage in any transactions in FV's Common Stock in violation of applicable insider trading laws.

          8.5  Company Employee Matters.

               (a) Employment Offers. All EPub employees will continue to be employees of EPub as of the day after the Effective Date; provided, however, that the provisions of this Agreement shall not be construed to affect the status of any employee as an "at will" employee, or to in any way limit the ability of FV to terminate the employment of any employee at any time after the Closing.

               (b) Salary and Benefits. EPub employees will receive salary and benefits from FV which are no less favorable than the salary and benefits currently received. For avoidance of doubt, the previous sentence shall not prevent FV or EPub from terminating the employment of any employee at any time.

          8.6 FIRPTA Compliance. On the Closing Date, EPub shall deliver to FV a properly executed statement in a form reasonably acceptable to FV for purposes of satisfying FV's obligations under U.S. Treasury Regulation
Section 1.1445-2(c)(3).

          8.7 Stockholder Certificate. EPub shall distribute to each EPub Stockholder, and use reasonable efforts to cause such EPub Stockholders to execute and deliver to FV prior to the Effective Time of the Merger, a Stockholder Certificate in the form attached hereto as Exhibit B.

     9.   Conditions to Obligations to Close

          9.1 Conditions to FV's and Sub's Obligation to Close. The obligations of FV and Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               (a) the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

               (b) EPub and the Majority Stockholders shall have performed and complied with all of their respective covenants hereunder in all respects through the Closing;

               (c) EPub shall have procured all of the third party consents specified in Section 5.4 of the EPub Disclosure Letter;

               (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of FV to control EPub following the Effective Time of the Merger, or (D) affect materially and adversely the right of FV or EPub to own EPub's assets (including without limitation its intellectual property assets) and to operate EPub's businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused any of the effects under clause (A), (B), (C), or (D) of this Section 9.1(d) to occur.

               (e) the President and the Secretary of EPub shall have delivered to FV a certificate to the effect that each of the conditions specified above in
Section 9.1(a) to 9.1(d) (inclusive) is satisfied in all respects;

               (f) the Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in
Section 5.4 or Section 7.2 above or disclosed in a corresponding section in the EPub Disclosure Letter.

               (g) each of Andrew Currie and Brian Makare shall have executed and delivered a Noncompetition Agreement in the form attached hereto as Exhibit E, and each of Andrew Currie, Brian Makare and EPub shall have executed and delivered the Employment Agreements in the form attached hereto as
Exhibit I, and each such agreement shall be in full force and effect;

               (h) FV shall have received from counsel to EPub an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to FV, and dated as of the Closing Date;

               (i) FV and EPub shall have received substantially identical written opinions of Wilson Sonsini Goodrich & Rosati, P.C., and Cooley Godward LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon the Tax Representation Statements delivered pursuant to Section 9.1(l) and 9.2(k) below.

               (j) this Agreement and the Merger shall have been approved by the vote of the holders of at least 90% of the outstanding Capital Stock of EPub and holders of no more than three percent (3%) of the outstanding EPub Capital Stock shall have exercised of or shall be eligible to exercise any dissenters' rights with respect to the Merger;

               (k) this Agreement and the Merger, as well as an amendment to FV's Certificate of Incorporation to increase FV's authorized capital stock, shall have been approved by the required vote of the holders of Common Stock of FV pursuant to the DGCL and the rules of the Nasdaq National Market;

               (l) EPub and the Majority Stockholders as a group shall have entered into Tax Representation Statements to permit the rendering of the opinions as to tax matters set forth in Section 9.1(i) above;

               (m) There shall not have occurred any Material Adverse Effect on EPub since the date of this Agreement;

               (n) Each of the officers and directors of the Company shall have resigned; and

               (o) This Agreement shall have been approved and adopted and the Merger shall have been approved by holders of a majority of the shares of FV Common Stock represented and voting on the Merger at the FV Stockholders Meeting, other than shares held by SOFTBANK Holdings Inc., SOFTBANK Technology Partners IV, L.P. and their respective affiliates.

               (p) As of immediately prior to the Effective Time of the Merger, all shares of Series A Preferred Stock and Series A-1 Preferred Stock of EPub shall have been converted into an equal number of shares of Common Stock of EPub.

               (q) Each of the EPub Stockholders shall have executed and delivered to FV a Stockholder Representation Statement in the form attached hereto as Exhibit B.

          FV may waive any condition (in whole or in part) specified in this
Section 9.1 if it executes a writing so stating at or prior to the Closing.

          9.2 Conditions to EPub's Obligation. The obligation of EPub and the Majority Stockholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               (a) the representations and warranties set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

               (b) FV shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

               (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (d) the President or other duly authorized officer of FV shall have delivered to EPub a certificate to the effect that each of the conditions specified above in Section 9.2(a) to 9.2(c) (inclusive) is satisfied in all respects;

               (e) EPub shall have received from counsel to FV an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to EPub, and dated as of the Closing Date;

               (f) FV and EPub shall have received substantially identical written opinions of Wilson Sonsini Goodrich & Rosati, P.C., and Cooley Godward LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon the Tax Representation Statements delivered pursuant to Section 9.1(l) and 9.2(k) below;

               (g) FV shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit J and such agreement shall be in full force and effect;

               (h) The average of the high and low sales prices for the FV Common Stock as reported by the Nasdaq Stock Market shall not have been less than $1.40 (as adjusted for stock splits, stock dividends and similar events) for more than seven days of the fifteen day trading period ending three days prior to the Closing Date;

               (i) FV shall not have received notice of the commencement of any action for de-listing of the FV Common Stock from the Nasdaq National Market;

               (j) There shall not have occurred any Material Adverse Effect on FV since the date of this Agreement; provided however, that a decline in the price of the FV Common Stock shall not be considered a Material Adverse Effect; and

               (k) FV shall have entered into a Tax Representation Statement to permit the rendering of the opinions as to tax matters set forth in Section 9.2(f) above.

          EPub may waive any condition (in whole or in part) specified in this
Section 9.2 if it executes a writing so stating at or prior to the Closing.

     10.  Survival of Representations, Warranties and Covenants; Escrow

          10.1 Survival of Representations and Warranties. All covenants of EPub and the Majority Stockholders to be performed prior to the Effective Time, and all representations and warranties of EPub in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve (12) months from the Effective Time of the Merger; provided that all covenants, representations and warranties relating to title to and validity of capital stock and taxes shall survive until expiration of the applicable statutes of limitations. Following the Effective Time of the Merger, the remedies of FV and the EPub Stockholders for breach of any of the foregoing shall be as set forth in Section 10.2. All representations and warranties of FV in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve (12) months from the Effective Time of the Merger.

          10.2 Escrow Arrangements

               (a)  Escrow Fund; Indemnity.

                    (i) As soon as practicable after the Effective Time, shares of FV Common Stock which comprise the Escrow Amount, without any act of any EPub Stockholder, will be deposited with Chase Manhattan Bank & Trust, N.A. as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each EPub Stockholder (other than Catalyst) shall be in proportion to the aggregate Merger Consideration which such holder would otherwise be entitled under Section 3.1. The Escrow Agent shall not be responsible for confirming that the shares contributed to the Escrow Fund comprise the Escrow Amount or that the portion contributed on behalf of each EPub Stockholder is in the proper proportion, which determination shall be made by FV. The EPub Stockholders (other than Catalyst), severally but not jointly, agree to indemnify and hold FV and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by FV, its officers, directors, or affiliates (including
EPub) directly or indirectly as a result of (A) any breach of a representation or warranty of EPub or the Majority Stockholders contained in this Agreement, or
(B) any failure by EPub or the Majority Stockholders to perform or comply with any covenant contained in this Agreement. The Escrow Fund shall be available to compensate FV and its affiliates for such Losses. The EPub Stockholders shall not have any right of contribution from FV or EPub with respect to any Loss claimed by FV. FV, EPub and the Majority Stockholders each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger Consideration. Resort to the Escrow Fund shall be the exclusive contractual remedy of FV and its Affiliates against EPub or any of its directors, officers, representatives, agents or stockholders or the EPub Stockholders for any such breaches and misrepresentations if the Merger does close; provided, however, that nothing herein shall limit any remedy for any knowing breach of any representation, warranty or covenant or for fraud; provided further that no EPub Stockholder shall be required to compensate FV and its affiliates for Losses in an amount exceeding the value of such EPub Stockholder's pro rated portion of the Merger Consideration.

                    (ii) FV agrees to indemnify and hold the EPub Stockholders (other than Catalyst) harmless against all Losses to such EPub Stockholders directly or indirectly as a result of (A) any breach of a representation or warranty of FV or Sub contained in this Agreement, or (B) any failure by the FV or Sub to perform or comply with any covenant contained in this Agreement. FV and Sub's indemnification obligations pursuant to this Section 10.2 shall be limited to Losses to the EPub Stockholders with an aggregate amount of 17.14% of value of Merger Consideration; provided, however, that nothing herein shall limit any remedy for any knowing breach of any representation, warranty or covenant or for fraud.

               (b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing for twelve (12) months (the "Escrow Period"). At the expiration of the Escrow Period a portion of the Escrow Fund shall be released from Escrow to the EPub Stockholders (other than Catalyst) in an amount equal to the Escrow Amount less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to FV and its Affiliates pursuant to this Section 10 and (ii) an amount equal to such portion of the Escrow Fund which, in the reasonable judgment of FV, subject to the reasonable objection of the Agent (as defined below) and the subsequent arbitration of the matter in the manner provided in Section 10.2(f) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of FV and Agent (as defined below) or the written decision of the arbitrators as described in Section 10.2(f)), the Escrow Agent shall deliver to the EPub Stockholders (other than Catalyst) the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the EPub Stockholders pursuant to this Section 10.2(b) and Section 10.2(d)(iii) shall be made in proportion to their respective original contributions to the Escrow Fund, as calculated by the Agent (as defined below).

               (c) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of FV and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

               (d)  Distributions; Voting; Claims Upon Escrow Fund.

                    (i) Any shares of FV Common Stock or other equity securities issued or distributed by FV (including shares issued upon a stock split) ("New Shares") in respect of FV Common Stock in the Escrow Fund which have not been released from the Escrow Fund, shall be added to the Escrow Fund and become a part thereof. Any cash dividends paid on FV Common Stock in the Escrow Fund, shall be paid to the persons who, prior to the Merger, were stockholders in accordance with their respective contributions to the Escrow Fund. New Shares and cash dividends issued in respect of FV Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof.

                    (ii) Each person who, prior to the Merger was a stockholder of EPub shall have voting rights with respect to the shares of FV Common Stock contributed to the Escrow Fund on behalf of such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of FV Common Stock) so long as such shares of FV Common Stock or other voting securities are held in the Escrow Fund.

                    (iii) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of FV (an "Officer's Certificate"): (A) stating that FV or its Affiliates has incurred and paid or properly accrued Losses, or reasonably anticipates that it may have to pay or accrue Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was incurred and paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, and (C) indicating the number of shares of FV Common Stock to be disbursed to FV out of the Escrow Fund, the Escrow Agent shall, subject to the provisions of Section 10.2(e) hereof, deliver to FV out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses.

                    (iv) For the purposes of determining the number of shares of FV Common Stock to be disbursed to FV out of the Escrow Fund, the shares of FV Common Stock shall be valued at the Fair Market Value of such shares. For purposes hereof, the "Fair Market Value" of the FV Common Stock shall be determined by using the average closing price of the FV Common Stock as reported in the Wall Street Journal, for the ten (10) consecutive trading days ending five (5) days prior to the date that the shares of FV Common Stock are disbursed to FV out of the Escrow Fund.

               (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Agent (as defined in Section 10.2(g)), and for a period of thirty (30) days after such delivery the Escrow Agent shall make no delivery to FV of any Escrow Amount specified in such Officer's Certificate unless the Escrow Agent shall have received written authorization from the Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with such Officer's Certificate and Section 10.2(d) hereof, provided that no such payment or delivery may be made if the Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

               (f)  Resolution of Conflicts; Arbitration.

                    (i) In case the Agent shall so object in writing to any claim or claims made in any Officer's Certificate within 30 days after delivery of such Officer's Certificate, the Agent and FV shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Agent and FV should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof;

                    (ii) If no such agreement can be reached after good faith negotiation, either FV or the Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to FV and the Agent. In the event that within forty-five (45) days after submission of any dispute to arbitration, FV and the Agent cannot mutually agree on one arbitrator, FV and the Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period not to exceed forty-five (45) and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys= fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer=s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.2(e) to the hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). In the event that the Escrow Agent has not received evidence of resolution under Section 10.2(f)(i) or this Section 10.2(f)(ii), Escrow Agent shall continue to hold the Escrow Funds in accordance herewith.

                    (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Diego County, California under the rules then in effect of the American Arbitration Association. Each party to any arbitration pursuant to this
Section 10.2(f) shall pay its own expenses; the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by FV, on the one hand and the EPub Stockholders, on the other. Neither the expenses that the Agent incurs in the course of any arbitration pursuant to this Section 10.2(f) nor the Agent's portion of the fees of the arbitrators or the administrative fees for the American Arbitration Association shall be deducted from any amounts held in the Escrow Fund.

               (g)  Agent of the Stockholders; Power of Attorney.

                    (i) In the event that the Merger is approved by the EPub Stockholders, effective upon such vote, and without any further act of any stockholder, Andrew Currie shall be appointed as agent and attorney-in-fact (together, the "Agent") for each stockholder of EPub on whose behalf shares were deposited into escrow, for and on behalf of such stockholders, to give and receive notices and communications, to authorize delivery to FV of shares from the Escrow Fund in satisfaction of claims by FV, to object to such deliveries, to agree to, negotiate, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate for the accomplishment of the foregoing. Such Agent may be changed by the stockholders of EPub from time to time upon not less than thirty (30) days' prior written notice to FV and Escrow Agent; provided that the Agent may not be removed unless holders of a two-thirds interest of the Escrow Amount in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Agent, and the Agent shall not receive compensation for his or her services. Notices or communications to or from the Agent shall constitute notice to or from each of the stockholders of EPub.

                    (ii) The Agent shall not be liable for any act done or \omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of EPub on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Agent and hold the Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of the Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Agent.

               (h) Actions of the Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and FV may rely upon any such decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each every such stockholder of EPub. The Escrow Agent and FV are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent.

               (i) Third-Party Claims. In the event FV becomes aware of a third-party claim which FV believes may result in a demand against the Escrow Fund, FV shall notify the Agent of such claim, and the Agent and the stockholders of EPub who have monies in the escrow shall be entitled, at their expense, to participate in any defense of such claim. FV shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Agent has consented to any such settlement, the Agent shall have no power or authority to object under any provision of this
Section 10 to the amount of any claim by FV against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

               (j)  Escrow Agent's Duties.

                    (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of FV and the Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                    (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                    (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                    (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                    (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent=s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                    (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                    (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

                    (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

                    (ix) In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                    (x) Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

          (k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by FV in accordance with the schedule of the Escrow Agent delivered to FV at or prior to the execution of this Agreement. Such fee schedule may be amended or modified upon mutual consent of FV and the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney=s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

     11.  Termination

          11.1 Termination of the Agreement. Certain of the Parties may terminate this Agreement as provided below:

               (a) FV and EPub may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

               (b) by FV, or by EPub if: (i) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the Merger or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

               (c) by FV if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity, which would: (i) prohibit FV's or EPub's ownership or operation of all or a portion of the business of EPub or
(ii) compel FV or EPub to dispose of or hold separate all or a portion of the business or assets of FV or EPub as a result of the Merger;

               (d) FV may terminate this Agreement by giving written notice to EPub and the Majority Stockholders at any time prior to the Closing (A) in the event that FV is not in material breach of its obligations under this Agreement and either of EPub or the Majority Stockholders has materially breached any representation, warranty, or covenant contained in this Agreement and such breach has not been cured within ten (10) calendar days after written notice to EPub or the EPub Stockholders, as the case may be (provided that no cure period is required for a breach which by its nature cannot be cured) or (B) if the Closing shall not have occurred (1) on or before November 30, 1998 in the event the SEC determines to undertake a review the Proxy

Statement or (2) on or before October 31, 1998 in the event the SEC determines to not to undertake a review the Proxy Statement, by reason of the failure of any condition precedent under Section 9.1 hereof (unless the failure results primarily from FV itself breaching any representation, warranty, or covenants contained in this Agreement); and

               (e) EPub may terminate this Agreement by giving written notice to FV at any time prior to the Closing (A) in the event EPub and the Majority Stockholders are not in material breach of their obligations under this Agreement FV has materially breached any representation, warranty, or covenant contained in this Agreement and such breach has not been cured within ten (10) calendar days after written notice to FV (provided that no cure period shall be required for a breach which by its nature cannot be cured), or (B) if the Closing shall not have occurred on or before (1) on or before November 30, 1998 in the event the SEC determines to undertake a review the Proxy Statement or (2) on or before October 31, 1998 in the event the SEC determines to not to undertake a review the Proxy Statement, by reason of the failure of any condition precedent under Section 9.2 hereof (unless the failure results primarily from EPub or either of the Majority Stockholders breaching any representation, warranty, or covenants contained in this Agreement).

          11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11 above, all rights and obligations of the Parties hereunder (including rights and obligations pursuant to indemnity provisions contained in the Section 10.2 hereof) shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that each Party shall remain liable for any breaches of this Agreement prior to its termination and provided, further, that the provisions contained in Section 12 shall survive termination.

     12.  Miscellaneous.

          12.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of FV and EPub; provided, however, that FV may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case FV will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

          12.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties (other than the EPub Stockholders who are not Majority Stockholders) and their respective successors and permitted assigns.

          12.3 Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that FV may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder.

          12.5 Counterparts. This Agreement may be executed in counterparts, \each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          12.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.7 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

          If to FV:

               First Virtual Holdings Incorporated
               4104 Sorrento Valley Blvd., Suite 200
               San Diego, CA 92121
               Attention:  Keith S. Kendrick, President
               Facsimile:  619-410-3701

          Copy to:

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, California  94304-1050
               Attention:  John T. Sheridan

               Facsimile:  650-493-6811

          If to EPub or the Majority Stockholders:

               Email Publishing Inc.
               6685 Gunpark Drive East, Suite 240
               Boulder, Colorado 80301
               Attention:  Andrew Currie

               Facsimile:  303-440-0303

          Copy to:

               Cooley Godward LLP
               2595 Canyon Boulevard, Suite 250
               Boulder, Colorado 80302
               Attention:  Michael L. Platt, Esq.

          If to the Escrow Agent:

               Chase Manhattan Bank and Trust Company, National Association 101 California Street, Suite 2725
               San Francisco, CA 94111-5830
               Attention: James Nagy

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other parties pursuant to the provisions above.

          12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

          12.9 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the Parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the State of California. The Parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Courts of California and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

          12.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by FV, EPub and a majority-in-interest of the Majority Stockholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior to subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

          12.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          12.12 Expenses. Each of FV, EPub and the Majority Stockholders will bear its or their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. FV acknowledges that EPub's legal fees and expenses of Cooley Godward LLP and auditing fees and expenses of PricewaterhouseCoopers LLP shall be borne by EPub. Notwithstanding the foregoing, in the event that this Agreement is terminated prior to consummation of the Merger due to a failure to satisfy the condition set forth in Section 9.1(o) or 9.1(k) hereof, FV shall pay the reasonable out-of-pocket legal and accounting fees and expenses and travel expenses of EPub up to a total of $150,000, upon presentment of invoices therefor.

          12.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

          12.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          12.15 Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


     EPUB:                              EMAIL PUBLISHING INC.


                                        By: /s/ ANDREW CURRIE
                                            ------------------------------------
                                            Andrew Currie, President


     FV:                                FIRST VIRTUAL HOLDINGS INCORPORATED


                                        By: /s/ KEITH S. KENDRICK
                                            ------------------------------------
                                            Keith S. Kendrick, President


     SUB:                               EPUB HOLDINGS, INC.


                                        By: /s/ KEITH S. KENDRICK
                                            ------------------------------------



     Escrow Agent:                      CHASE MANHATTAN BANK AND TRUST COMPANY,
                                        NATIONAL ASSOCIATION


                                        By: /s/ JAMES NAGY
                                           -------------------------------------

Majority Stockholders:
                                        /s/ ANDREW CURRIE
                                        ----------------------------------------
                                        Andrew Currie


              [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

                                        /s/ BRIAN MAKARE
                                        ----------------------------------------
                                        Brian Makare

                                        /s/ BRADLEY FELD
                                        ----------------------------------------
                                        Bradley Feld

                                        /s/ DAN LYNCH
                                        ----------------------------------------
                                        Dan Lynch

                                        /s/ JOHN STRAUSS
                                        ----------------------------------------
                                        John Strauss


                                        Softven No. 2 Investment Enterprise
                                        Partnership

                                        By: /s/ KITAWA
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        Catalyst Infotech Development Fund, L.P.
                                        By: Catalyst Venture Management, L.L.C.


                                        By: /s/ CRAIG F. DAWSON
                                            ------------------------------------
                                        Name:  Craig F. Dawson
                                              ----------------------------------
                                        Title: Manager
                                               ---------------------------------

             [AGREEMENT AND PLAN OR REORGANIZATION SIGNATURE PAGE]

                                        WHP Family Limited Partnership

                                        By: /s/ WILLIAM H. PAYNE
                                            ------------------------------------
                                        Name:  William H. Payne
                                              ----------------------------------
                                        Title: General Partner
                                               ---------------------------------

                                        Grandhaven L.L.C.
                                        By: Hexagon Investments, Inc.


                                        By: /s/ SCOTT J. REIMER
                                            ------------------------------------
                                            Scott J. Reimer, President


                                        Hexagon Investments L.L.C.


                                        By: /s/ SCOTT J. REIMER
                                            ------------------------------------
                                            Scott J. Reimer, President


                                        Labyrinth Enterprises L.L.C.
                                        By: Hexagon Investments, Inc.


                                        By: /s/ SCOTT J. REIMER
                                            ------------------------------------
                                            Scott J. Reimer, President


                                        Legacy Enterprises L.L.C.
                                        By: Hexagon Investments, Inc.


                                        By: /s/ SCOTT J. REIMER
                                            ------------------------------------
                                            Scott J. Reimer, President